EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2015 RESULTS
•	EPS of $0.32 In Line With Recent Business Update
•	Net Sales Increase 4.1%
•	Square Footage Increases 6.4%

BIRMINGHAM, Ala. (August 22, 2014) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended August 2, 2014.

Second Quarter Results
Net sales for the 13-week period ended August 2, 2014, increased 4.1% to $193.9 million compared with $186.2 million for the 13-week period ended August 3, 2013.  Comparable store sales increased 0.1%.

Gross profit was 33.2% of net sales for the 13-week period ended August 2, 2014, compared with 34.3% for the 13-week period ended August 3, 2013.  The decline was partially due to markdowns related to slow selling and aged inventory.  Gross profit was also impacted by store occupancy and logistics costs, as these expenses increased as a percentage of net sales due to lower than anticipated comparable store sales.

Store operating, selling and administrative expenses were 24.0% of net sales for the 13-week period ended August 2, 2014, compared with 23.4% of net sales for the 13-week period ended August 3, 2013.  These expenses were in line with our original expectations, but were higher as a percentage of net sales mainly due to lower-than-anticipated comparable store sales.

Net income for the 13-week period ended August 2, 2014, was $8.4 million compared with $10.5 million for the 13-week period ended August 3, 2013.  Earnings per diluted share was $0.32 for the 13-week period ended August 2, 2014, compared with $0.40 for the 13-week period ended August 3, 2013.

Fiscal Year to Date Results
Net sales for the 26-week period ended August 2, 2014, increased 6.9% to $455.8 million compared with $426.2 million for the 26-week period ended August 3, 2013.  Comparable store sales increased 2.4%.

Gross profit was 35.7% of net sales for the 26-week period ended August 2, 2014, compared with 36.3% for the 26-week period ended August 3, 2013.

Store operating, selling and administrative expenses were 21.0% of net sales for the 26-week period ended August 2, 2014, compared with 20.8% of net sales for the 26-week period ended August 3, 2013.

Net income for the 26-week period ended August 2, 2014 and August 3, 2013, was $36.8 million.  Earnings per diluted share increased to $1.42 for the 26-week period ended August 2, 2014, compared with $1.40 for the 26-week period ended August 3, 2013.

Jeff Rosenthal, President and Chief Executive Officer, stated, "Comparable store sales were softer than expected for the quarter, but we are encouraged by the improvement in traffic in early August.  In addition, we are on pace to achieve our goal of 75 to 80 new stores this year, and continue to be pleased with new store performance.  Our new wholesale and logistics facility continues to show significant productivity gains, and we look forward to the benefits this facility will provide.  This, along with our other major initiatives, gives us confidence that we are positioned well for future success."

For the quarter, Hibbett opened 16 new stores, expanded 1 high performing store and closed 5 underperforming stores, bringing the store base to 950 in 31 states as of August 2, 2014.  Estimated square footage for the store base increased 6.4% to approximately 5.5 million square feet at August 2, 2014, compared with 5.1 million square feet at August 3, 2013.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2015 with $81.4 million of available cash and cash equivalents on the unaudited consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 423,263 shares of common stock for a total expenditure of $22.5 million.  Approximately $196.4 million of the total authorization remained for future stock repurchases as of August 2, 2014.

Fiscal 2015 Outlook
As previously announced in the recent business update, the Company now anticipates that earnings per diluted share will be in the range of $2.63 to $2.73 for the 52 weeks ending January 31, 2015, with comparable store sales increasing in the low single-digit range for the year.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 22, 2014, to discuss second quarter Fiscal 2015 results.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until August 29, 2014, by dialing (402) 977-9140 and entering the passcode, 21706422.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter Fiscal 2015 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, or www.streetevents.com, on August 22, 2014, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, sales trends, productivity gains, margin trends, earnings per diluted share and comparable store sales.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2014 and in our Quarterly Report on Form 10-Q filed on June 9, 2014. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales	$193,918	$186,235	$455,827	$426,228
Cost of goods sold, including wholesale, logistics and store occupancy costs	129,510	122,308	293,223	271,424
Gross profit	64,408	63,927	162,604	154,804
Store operating, selling and administrative expenses	46,625	43,642	95,577	88,754
Depreciation and amortization	4,060	3,319	7,640	6,644
Operating income	13,723	16,966	59,387	59,406
Interest expense, net	70	42	144	88
Income before provision for income taxes	13,653	16,924	59,243	59,318
Provision for income taxes	5,273	6,382	22,475	22,562
Net income	$8,380	$10,542	$36,768	$36,756

Net income per common share:
Basic earnings per share	$0.33	$0.41	$1.43	$1.42
Diluted earnings per share	$0.32	$0.40	$1.42	$1.40

Weighted average shares outstanding:
Basic	25,555	25,950	25,700	25,929
Diluted	25,806	26,318	25,968	26,323

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	August 2, 2014	February 1, 2014
Assets
Cash and cash equivalents	$81,447	$66,227
Inventories, net	227,866	226,545
Other current assets	32,937	30,877
Total current assets	342,250	323,649
Property and equipment, net	92,607	86,014
Other assets	6,583	6,682
Total assets	$441,440	$416,345

Liabilities and Stockholders' Investment
Accounts payable	$92,593	$74,532
Short-term capital leases	386	322
Accrued expenses	16,712	16,560
Total current liabilities	109,691	91,414
Non-current liabilities	21,981	20,908
Stockholders' investment	309,768	304,023
Total liabilities and stockholders' investment	$441,440	$416,345

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Sales Information
Net sales increase	4.1%	12.6%	6.9%	7.0%
Comparable store sales increase	0.1%	0.3%	2.4%	0.6%

Store Count Information
Beginning of period	939	879	927	873
New stores opened	16	17	32	26
Stores closed	(5)	(4)	(9)	(7)
End of period	950	892	950	892

Stores expanded	1	3	5	8
Estimated square footage at end of period (in thousands)	5,459	5,129

Balance Sheet Information
Average inventory per store	$239,859	$248,006

Share Repurchase Activity
Shares	423,263	110,361	700,706	209,791
Cost (in thousands)	$22,515	$6,188	$37,833	$11,628

END OF EXHIBIT 99.1